UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2016

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 210-3700

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2016, Sorrento Therapeutics, Inc. (“Sorrento”), Scintilla Pharmaceuticals, Inc., a subsidiary of Sorrento (“Scintilla”), and Semnur Pharmaceuticals, Inc. (“Semnur”) entered into a binding term sheet (the “Binding Term Sheet”) setting forth the terms and conditions by which Scintilla will, through a subsidiary, purchase all of the issued and outstanding equity of Semnur (the “Acquisition”). Contingent upon the execution of a definitive agreement between the parties (the “Definitive Agreement”) and subject to certain conditions, Scintilla will, at the closing of the Acquisition (the “Closing”), make an initial payment of $60,000,000 (the “Initial Consideration”) to the equityholders of Semnur in exchange for all of the issued and outstanding equity of Semnur. The Initial Consideration will consist of $40,000,000 in cash and $20,000,000 in shares of common stock of Sorrento (the “Stock Consideration”). The number of shares of Sorrento common stock comprising the Stock Consideration will be calculated based on the volume weighted average closing price of Sorrento’s common stock for the 30 consecutive trading days ending on the date that is three days prior to the execution of the Definitive Agreement. $6,000,000 of the Stock Consideration will be placed into escrow, a portion of which will be held for a period of up to six or 12 months to secure certain obligations of Semnur and its equityholders in connection with the Acquisition. At the Closing, Sorrento will enter into a registration rights agreement with certain of Semnur’s equityholders, pursuant to which Sorrento will grant such equityholders customary demand and piggyback registration rights with respect to the shares of Sorrento common stock comprising the Stock Consideration.

In addition to the Initial Consideration, Scintilla may pay additional consideration of up to $140,000,000 to Semnur’s equityholders upon Scintilla’s completion of certain clinical studies and trials, receipt of certain regulatory approvals and the achievement of certain sales targets following the Closing.

Under the Binding Term Sheet, Semnur has agreed to negotiate exclusively with Sorrento and Scintilla with respect to the Acquisition for a period of 60 days (the “Exclusivity Period”). The Exclusivity Period will be automatically extended for an additional 30 days in certain circumstances. If a Definitive Agreement has not been executed by the end of the Exclusivity Period, either party may terminate the Binding Term Sheet (a “Termination”). If a party elects a Termination without the other party’s written consent, the party electing a Termination may be required to pay an aggregate of $5,000,000 in cash to the other party as liquidated damages under certain circumstances.

The final terms of the Acquisition are subject to the negotiation and finalization of the Definitive Agreement and any other agreements relating to the Acquisition, and the material terms of the Acquisition may differ from those set forth in the Binding Term Sheet. In addition, the Closing will be subject to various customary and other closing conditions.

Jaisim Shah, a member of Sorrento’s Board of Directors, is Semnur’s Chief Executive Officer and a member of its Board of Directors and currently owns approximately 5.5% of Semnur’s total outstanding capital stock. Joseph Gunnar & Co., LLC provided an opinion to Sorrento’s Board of Directors opining that the consideration to be paid by Scintilla in the Acquisition is fair, from a financial point of view, to Sorrento’s stockholders.

The foregoing summary of the Binding Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Binding Term Sheet that will be filed with the Securities and Exchange Commission as an exhibit to Sorrento’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 8.01. Other Events.

On August 15, 2016, Sorrento issued the press release attached hereto as Exhibit 99.1 announcing the entry into the Binding Term Sheet.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated August 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: August 17, 2016	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated August 15, 2016.